Exhibit 99.1

       Beverly Remains Committed to Growing Its Rehab Business

    FORT SMITH, Ark.--(BUSINESS WIRE)--Jan. 30, 2004--Beverly Enterprises, Inc. (NYSE:BEV) today said that it remains committed to growing its profitable rehabilitation business through prudent acquisitions and continued internal growth -- even though the previously announced acquisition of SunDance Rehabilitation has been terminated.
    "Our decision to hold firm on certain key issues that arose during the due diligence process was in the best interest of our shareholders," said William R. Floyd, chairman and chief executive officer. "That decision prevented us from reaching an agreement on the transaction. We will, however, pursue other strategic acquisition opportunities to support the continued growth of our AEGIS Therapies business."
    Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 372 skilled nursing facilities, as well as 20 assisted living centers, and 26 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.


    CONTACT: Beverly Enterprises, Inc., Fort Smith
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             News Media Contact:
             Blair C. Jackson, 479-201-5263
             www.beverlycares.com